NORTHSTAR FUNDS

MULTIPLE CLASS PRICING TESTING REPORT
INDEX
Report of Independent Accountants

A.Overview of Internal Control Structure Policies and Procedures for
  Calculating Net Asset Value, Dividend Distributions, and Allocation of Income and Expenses Among Multiple Classes of Shares

B.Control Objectives and Procedures of the Northstar Funds' Multiple Class
  Pricing Worksheet

C.Testing Compliance with Internal Control Procedures Relating to the Northstar
  Multiple Class Pricing Worksheet for the Year Ended December 31, 1996


Report of Independent Accountants


Northstar Distributors, Inc.
Northstar Investment Management Corporation

We have examined the accompanying description (Appendix A) of the overview of internal control structure policies and procedures of Northstar Government Securities Fund, Northstar Strategic Income Fund, Northstar High Yield Fund, Northstar Balance Sheet Opportunities Fund, Northstar Growth Fund and Northstar Special Fund (formerly Northstar Advantage Government Securities Fund, Northstar Advantage Strategic Income Fund, Northstar Advantage High Yield Fund, Northstar Advantage Income Fund, Northstar Advantage Growth Fund and Northstar Advantage Special Fund, respectively) (the "Funds") for calculating the net asset value, dividend distributions, and allocation of expenses among multiple classes of fund shares. Our examination included procedures to obtain reasonable assurance about whether (1) the accompanying description presents fairly, in all material respects, the aspects of the Funds' policies and procedures that may be relevant to the Funds' internal control structure, (2) the control structure policies and procedures were suitably designed to achieve the control objectives specified in the description, if those policies and procedures were complied with satisfactorily, and (3) such policies and procedures had been placed in operation as of December 31, 1996. The control objectives were specified by the Funds' management in the Second Amended and Restated Application Pursuant to Section 6(c) of the Investment Company Act of 1940 for an Order of Exemption from the Provisions of Section 2(a)(32), 2(a)(35), 18(f), 18(g), 18(i), 22(c) and 22(d) of such Act and Rule 22c-1 thereunder. Our examination was performed in accordance with standards established by the American Institute of Certified Public Accountants and included those procedures we considered necessary in the circumstances to obtain a reasonable basis for rendering our opinion.
In our opinion, the accompanying description of the aforementioned overview of internal control structure policies and procedures for calculation of the net asset value, dividend distributions and allocation of income and expenses among the classes of fund shares of the Funds present fairly, in all material respects, the relevant aspects of the Funds' policies and procedures that had been placed in operation as of December 31, 1996. Also, in our opinion, the policies and procedures, as described, are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described policies and procedures were complied with satisfactorily. In addition to the procedures we considered necessary to render our opinion as expressed in the previous paragraph, we applied tests, listed in Appendix C, to specific policies and procedures to obtain evidence about their effectiveness in meeting the control objectives, described in Appendix B, for the year ended December 31, 1996. The specific policies and procedures and the nature, timing, extent, and results of our tests are listed in Appendix C. In our opinion, the policies and procedures that were tested as described in Appendix C, were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the control objectives specified in Appendix B were achieved for the year ended December 31, 1996. However, the scope of our engagement did not include tests to determine whether the control objectives listed in Appendix B and not listed in Appendix C were achieved; accordingly, we express no opinion on the achievement of control objectives listed in Appendix B and not tested in Appendix C.
The description of policies and procedures with respect to the Funds is as of December 31, 1996, and information about tests of the operating effectiveness of specified policies and procedures covers the year ended December 31, 1996. Any projection of such information to the future is subject to the risk that, because of change, the description may no longer portray the system in existence. The potential effectiveness of specified policies and procedures with respect to the Funds are subject to inherent limitations and, accordingly, errors or irregularities may occur and not be detected. Furthermore, the projection of any conclusions, based on our findings, to future periods is subject to the risk that changes may alter the validity of such conclusions.
This report is intended solely for the use of the management of the Funds, Northstar Distributors, Inc., and Northstar Investment Management Corporation and for filing with the Securities and Exchange Commission and should not be used for any other purpose.

New York, New York
January 31, 1997.

Appendix A
OVERVIEW OF INTERNAL CONTROL STRUCTURE POLICIES AND
PROCEDURES FOR CALCULATING NET ASSET VALUE, DIVIDEND
DISTRIBUTIONS, AND ALLOCATION OF INCOME AND EXPENSES
AMONG MULTIPLE CLASSES OF FUND SHARES

The Northstar Government Securities Fund, Northstar Strategic Income Fund, Northstar High Yield Fund, Northstar Balance Sheet Opportunities Fund, Northstar Growth Fund and Northstar Special Fund (formerly Northstar Advantage Government Securities Fund, Northstar Advantage Strategic Income Fund, Northstar Advantage High Yield Fund, Northstar Advantage Income Fund, Northstar Advantage Growth Fund and Northstar Advantage Special Fund, respectively) (the "Funds") have adopted a Multiple Pricing System, consisting of four classes of shares, Class A, Class B, Class C, and Class T shares. Class A shares are subject to a front-end sales charge with a distribution ("12b-1") fee. Class B and Class T shares are charged a contingent deferred sales charge and a greater 12b-1 fee. Class C shares are offered with a level sales charge and a greater 12b-1 fee. The multiple classes of shares represent interests in the same portfolio of investments of the Funds and are identical in all respects, except with respect to the expense allocable exclusively to each class. Since 12b-1 fees will vary for each class of shares, separate NAV's, dividends and distributions must be calculated for each class. The procedures for calculating NAV, dividends and distributions are substantially similar, but will vary slightly depending on the dividend policy of the particular Fund.
In maintaining the records for each Fund, the income and expense accounts must be allocated to each class of shares. Investment income, unrealized and realized gains or losses will be allocated daily to each class based on the percentage of net assets at the beginning of each day.
Daily expenses of the Funds will be allocated to each class depending upon the nature of the expense item. Operating expenses, which are attributable to all classes, will be allocated based on the percentages of net assets at the beginning of the day. Operating expenses will include fees paid to the Advisor and Administrator, and all other expenses such as accounting, custody and transfer agent fees, professional fees, and registration and other regulatory fees and printing charges. Certain expenses that have a greater cost for one class versus another (i.e., 12b-1 fees and transfer agent fees) will be calculated and charged to the respective class as follows:
12b-1 Fees: Using prior day's net assets for each class, calculate the current day's accrual based upon the respective rates for each class. Transfer Agent Fees: For those charges where different rates may exist for each class of shares, use existing budgets for each class and accrue separately the daily amount for each class.

Such "unique" expenses which are greater for one class versus another must be calculated prior to determining the daily NAV or dividend/distibutions as they may potentially impact the NAV of each class (i.e., create different NAV's for each class).
In order to allocate income and expenses among the multiple classes of shares, State Street Bank & Trust (the "Accounting Agent"), the Funds' recordkeeper, utilizes the Multiple Class Pricing Worksheets (the "Worksheets"). The Worksheets utilize relevant data input by the Fund Accountant of the Accounting Agent obtained from the Funds' primary accounting system. The Worksheets allocate income and expenses among the multiple classes of shares and computes the daily net asset value, and if applicable, the dividend/ distribution for each class of shares. Internal accounting controls that are relevant to the Funds can be divided into two components - control relevant to the mutual fund accounting system resident at the Accounting
Agent (the "primary accounting system") and controls related to the Worksheets. The design of the internal controls structure policies and procedures related to the Worksheets contemplate the application of certain internal control structure policies and procedures to the primary accounting system.
The Trust has provided the detail description of the procedures for accounting and reconciling multiple classes of shares and calculating dividend rates and net asset value for Class A Shares, Class B Shares, Class C and Class T Shares in Appendix B.
The specific control objectives relating to the Worksheets are described in Appendix B.
Appendix C discusses the scope of specific audit procedures performed and the results of those procedures.

Appendix B
CONTROL OBJECTIVES AND PROCEDURES OF THE
NORTHSTAR FUNDS'
MULTIPLE CLASS PRICING WORKSHEETS

Certain data is utilized from the primary accounting system to allocate income and expenses and to calculate the daily net asset value and, if applicable, dividends/distributions for each class of shares. The primary accounting system includes the details of transactions in accordance with the Investment Company Act of 1940, as amended.
The following represents the internal accounting control objectives and procedures for the allocation of income and expenses and the computation of the net asset value and, if applicable, the dividend/distribution for each class of shares utilizing the format of the Worksheets. It does not cover the internal accounting control procedures surrounding the processing of information into each Fund's primary accounting system as maintained by the Accounting Agent. These control procedures are applicable to all of the Funds.
The following are the control objectives:
To ascertain the "unique" fees (i.e., 12b-1) charged to each class of shares are correctly recorded in the Fund's accounting records and are correctly allocated to each class.
To ascertain that income and operating expenses are allocated properly to each class based on the appropriate net assets of each class at the beginning of each day.
To ascertain that the dividend rates and daily NAV per share for each class of shares reflect the proper allocation of income and operating expenses as well as the full amount of "unique" fees charged to the respective class of shares.
Set forth below are additional procedures which have been implemented to satisfy the objectives described above for the calculation of dividends/ distributions and NAV for each class. These procedures presume that the normal procedures and controls remain in effect for all other daily fund accounting. The procedures are described for the Funds based upon the
respective dividend policy.
The calculation procedure for NAV and
dividends/distributions consistent with each Fund's dividend policy will be as follows:
Fund Declares Net Investment Income Daily, Declares Periodic Net Realized Gains; Does Not Distribute Unrealized Gains/Losses:
Dividends/Distributions
Determination of the dividend/distribution by class is made upon completion of the Multiple Class Pricing Worksheet by dividing daily net income by the number of shares eligible to receive dividends. The appropriate dividend is then posted to each class' trial balance.
Annual distribution rate for realized gains will be determined by taking net realized gains for the entire Fund and dividing by total shares outstanding. NAV
After completion of the Multiple Class Pricing Worksheet and corresponding posting to the respective class' trial balance, the NAV by class will be determined by dividing the net assets applicable to a specific class by the number of shares outstanding relating to that class.
Fund Distributes Net Investment Income (and Possibly Net Short Term Gains) Quarterly/Monthly/Annually, Net Long-Term Gains and Short-Term Gains on
Annual Basis; Does Not Distribute Unrealized Gains/Losses:
Dividends/Distributions:  The dividend rate for net investment income will be calculated as follows:
Dividends
Determine total Fund (all classes) net income available for distribution for the appropriate period by reference to the applicable trial balances.
Add incremental distribution fees and other unique expenses to obtain the adjusted net income.
Divide adjusted net income by the total shares of all classes outstanding to obtain the dividend rate before class specific expenses.
Dividend rate for each class is determined by subtracting from the dividend rate before class specific expenses the incremental class specific expenses per share.
Distributions
Distribution rate is determined by dividing Fund's total undistributed net realized gains by the total shares outstanding.
NAV:
After completion of the Multiple Class Pricing Worksheet and corresponding posting to the class' trial balance, the NAV by class will be determined by dividing the net assets applicable to the class by the respective class' number of shares outstanding.
CONTROL PROCEDURES
On a daily basis a fund accountant at the Accounting Agent checks the appropriate rate to be charged each class for the 12b-1 fee. The fund accountant calculates the amount of the 12b-1 charge for each class of shares by multiplying the appropriate daily rate times the value of the shares outstanding.
The fund accountant then calculates any other "unique" expenses to be charged to the appropriate class. This charge will be at the daily accrual rate established for these expenses which will be calculated based upon invoices and fee estimates received.
After calculating these "unique" expenses, the fund accountant allocates income and fund expenses among the different classes of shares based on the value of their relative outstanding shares using the attached worksheet.
The number of shares is provided by the Transfer Agent, who maintains separate records of shares outstanding for each class of shares. Expense allocations are adjusted so that any limitations on expenses are not exceeded, including for daily dividend funds, to assure that accrual expenses do not exceed accrued income. The fund accountant calculates the appropriate limitation percentage and allocates the expenses accordingly.
For fluctuating NAV funds, the fund accountant determines whether the proration calculation is being calculated on an ex-dividend date. If it is an ex-dividend date, the dividend must be accrued and reflected in that day's NAV. The fund accountant must insert the calculated amounts (as described above) on the appropriate lines of the worksheet.
The fund accountant then completes the Multiple Class Pricing Worksheet, using the allocated income and expense calculations from step 3 above, the additional fees calculated from 1 and 2 above, and the dividends and distributions calculated in step 4. The results of this worksheet are the determination of net asset value and daily dividend rates and amounts for each class of shares.
The fee calculations, income and expense allocations, determination of net asset value and the Multiple Class Pricing Worksheet are included in the daily work which is reviewed by the Fund Manager at the Accounting Agent.
The reviewer verifies the calculation of the net asset value and dividend rates after reviewing the fee calculations, allocation of income and expenses and daily dividends. The reviewer also ensures that the income and expense allocation rates used agree to the rates generated by their multiple class allocation system. Special attention is paid to the differences between the daily yields or the daily NAV per share of the different classes of shares. Because the sole difference between any class of shares is the "unique" expenses, the difference in the daily NAV per share of any of the classes should be equal to the difference in the "unique" expenses charged to those
classes.
If the reviewer notes any unusual differences in NAV per share, or any other unusual fluctuations, the fund accountant is asked to research such items and provide the reviewer with a complete explanation as well as a corrected trial balance and Multiple Class Pricing Worksheet, as necessary. Once the reviewer is satisfied that the above steps have been completed and that the NAV per share and dividend rates are correct, he signs the Multiple Class Pricing Worksheet to evidence his review and releases this data to the transfer agent for processing purposes.
On a monthly basis, the fund accountant verifies the calculation of the 12b-1 fee and any other "unique" expenses of each class. In doing so, the fund accountant also keeps a separate record of the average daily net assets of each class of shares in each Fund. The monthly fee is then agreed to the General Ledger of each Fund.

Appendix C
TESTING COMPLIANCE WITH INTERNAL CONTROL
PROCEDURES RELATING TO NORTHSTAR MULTIPLE
 CLASS PRICING WORKSHEETS (the "Worksheets")
FOR THE YEAR ENDED DECEMBER 31, 1996

We reviewed the methodology and procedures for calculating the daily net asset value and, if applicable, the dividends/distributions of the multiple classes of shares and the allocation of income and accrual of expenses for those classes of shares.
AUDIT PROCEDURES
We performed the following procedures with respect to the Worksheets. Examined 10 worksheets to ensure proper sign-off by the fund accountant and fund manager (preparer and reviewer).

We tested the daily activity on 6 Worksheets to test compliance with control procedures described in Appendix B, as follows:
Agreed the prior day's total net assets to the previous day's Worksheet. Agreed the capital share activity (shares) to the Daily Supersheet obtained from the transfer agent.
Recalculated the capital share activity (amount) by multiplying the prior day's net asset value per share with the current day's capital share activity. Recalculated the current day's adjusted net assets (which is the basis for determining the allocation percentage for each class of shares) by adding the capital share activity for the day to the prior day's total net assets by class.
Recalculated the percentage of net assets by class for each class of shares by dividing the respective class's ending net assets by the total Fund's ending net assets.
Agreed gross income, operating expenses and realized and unrealized gains/ losses to the Trial Balance.
Recalculated the allocation of gross income, operating expenses, exclusive class specific expenses, and realized and unrealized gains/losses for each class of shares.
Recalculated the allocation of management fees for each class of shares. Recalculated the distribution fee based on a percentage of net assets as specified in the prospectus.
Recalculated the allocation of transfer agent fees for each class of shares. Recalculated shares outstanding by adding the shares outstanding for the prior day to the current day's subscriptions and redemptions for each class. Recalculated the net asset value per share for each class of shares by dividing its net assets by the shares outstanding.